EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of July 31, 2016 and will become effective October 2, 2016 (the “Effective Date”) by and between Plantronics, Inc., a Delaware corporation (the “Company”) and S. Kenneth Kannappan (the “Executive”) and, except as noted herein, supersedes in its entirety the Second Amended and Restated Employment Agreement entered into between Company and the Executive as of November 17, 2009, and as amended from time to time (the “Prior Agreement”).
RECITALS
A.    The Executive is employed by the Company as its Chief Executive Officer (“CEO”) pursuant to the terms of the Prior Agreement.
B.    The Executive will retire from his role as CEO effective as of the Effective Date.
C.    Following the Effective Date, the Executive will continue to be employed by the Company in the role of Executive Vice Chairman and there will be no break in the Executive’s service as a result of his transition to the role of Executive Vice Chairman.
D.    The Company and the Executive desire to enter into an agreement that clarifies the rights and obligations of the Company and the Executive in connection with the Executive’s continued employment with the Company and in the event that the Executive’s employment with the Company terminates under certain circumstances.
E.    Except as noted herein, this Agreement supersedes the Prior Agreement as of the Effective Date and the parties agree that entering into this Agreement will not constitute “Good Reason” or an “Involuntary Termination” under the terms of the Prior Agreement.
AGREEMENT
NOW, THEREFORE, the parties agree as follows:
1.    Employment and Duties. During the Employment Period (defined in Section 2 below), the Executive will serve as Executive Vice Chairman of the Company and report to the Chief Executive Officer of the Company. The duties and responsibilities of the Executive shall include the duties and responsibilities as the Chief Executive Officer may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive’s position. In his role as Executive Vice Chairman, the Executive will be providing services to the Company equal to or in excess of 50% of the average level of services to the Company performed by the Executive over the thirty-six (36) month period immediately preceding the Effective Date. The Executive shall perform faithfully the duties assigned to him to the best of his ability. To assist the Executive in those duties, the Company will assign the Executive administrative support. The Executive is currently serving as a member of the Board of Directors of the Company (the “Board”). If the Executive ceases to be a member of the Board for any reason, the parties agree and acknowledge that there will be no break in service as long as the Executive is providing services under this Agreement or the Consulting Agreement (whether as an employee, consultant or independent contractor) or the Prior Agreement (as an employee) and it will not impact the obligations of either party under this Agreement. Further, in his discretion, the Executive also may choose to serve as a member of the Board and later step down from the Board at his discretion. Upon expiration of the Employment Period, if the Executive is then serving as a member of the Board and the Board so requests, the Executive agrees to resign as a member of the Board.

Executive agrees to execute any documents reasonably requested by the Company in connection with any such resignation. While the Executive is a member of the Board, he agrees to serve in such capacity without additional compensation. If the Executive is elected or appointed as an officer or director of any of the Company’s affiliates or subsidiaries during the Employment Period, then he shall also serve in such capacity or capacities but without additional compensation.
2.    Employment Period. The employment period shall begin on the Effective Date and shall continue thereafter until September 30, 2017, unless sooner terminated in accordance with Section 9 below (the period during which the Executive is actually employed hereunder, the “Employment Period”). If the Employment Period expires on September 30, 2017, this Agreement shall terminate and in connection with such termination, the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”) to be executed by the parties of even date herewith will become effective on October 1, 2017. Unless sooner terminated pursuant to its terms, the Consulting Agreement will have a term of eighteen (18) months. For purposes of clarification, there will be no break in service if the Executive remains employed hereunder through September 30, 2017 and the Employment Period ends followed by the commencement of the Executive’s services pursuant to the Consulting Agreement. For avoidance of doubt, the terms and conditions of the Prior Agreement will remain in full force and effect prior to the Effective Date and any termination of the Executive’s employment prior to the Effective Date will be governed by the terms and conditions of the Prior Agreement and this Agreement will have no force or effect.
3.    Base Salary. For all services to be rendered by the Executive during the Employment Period, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $362,500. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.
4.    Incentive Bonus. For fiscal year 2017, the annual incentive bonus program previously adopted by the Compensation Committee of the Board (the “Committee”) for the Executive as the Company’s Chief Executive Officer will continue in place as adopted. For purposes of calculating the Executive’s incentive bonus for fiscal year 2017, the Executive’s base salary in effect immediately prior to the Effective Date will be used and not the Base Salary to be paid during the Employment Period. For fiscal year 2018, the Executive will be eligible to receive an annual bonus based upon achievement of financial criteria set by the Committee for the Chief Executive Officer (that is, the same performance goals set for the Chief Executive Officer will also apply to the Executive), including revenue and profitability targets and other organizational milestones with a target award equal to 110% of the Base Salary to be paid during the Employment Period. The actual amount of the incentive bonus to be paid to the Executive for fiscal year 2018 will be prorated and will be determined by multiplying (x) the fiscal year 2018 bonus amount based on the achievement of the established performance goals as determined by the Committee by (y) a fraction, the numerator of which is the number of days that have passed since the commencement of the 2018 fiscal year through September 30, 2017 and the denominator of which is 365, payable at the same time as bonuses are paid to other senior executives of the Company. For purposes of clarification, in the event the Executive remains employed through September 30, 2017, the referenced fraction will be two (2) of four (4) quarters, or one-half (1/2) the pro-rated year. Any incentive bonus payable hereunder shall be payable consistent with the Company’s past practices and policies, but shall be payable no later than the fifteenth day of the third month following the later of the end of the Executive’s taxable year or the end of the Company’s taxable year following the date the incentive bonus is no longer subject to a substantial risk of forfeiture.
5.    Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement, provided that the Executive shall properly account for such expenses in accordance with Company policies and procedures. In addition, the Company will pay or reimburse the Executive for reasonable legal expenses incurred by the Executive in connection with the review, negotiation and drafting of this Agreement and any related agreements or correspondence.
6.    Other Benefits. During the Employment Period, the Executive shall be entitled to all of the fringe benefit programs that the Company and its subsidiaries make available to senior officers in accordance with the terms and conditions of such programs, including satisfying any eligibility requirements. Upon the expiration of the Employment Term, the Company will also allow the Executive to take ownership of the notebook computer and mobile telephone the Company has issued the Executive to support his work, subject to the Company’s ability to first remove any Company specific data or information from the devices and the Executive satisfying any applicable tax withholding that may be required with respect to the transfer of the devices. Also, for the avoidance of doubt, the Company agrees that the Executive is the owner of a blue Annieglass bowl (given to the Executive) and an NYSE gavel (engraved with the Executive’s name) and related ceremonial items.
7.    Vacations and Holidays. The Executive shall be entitled to paid vacations and holidays in accordance with the Company’s policies in effect from time to time for its senior executive officers. For avoidance of doubt, the Company stopped accruing for vacations and holidays and the Executive will not be entitled to any payout for unused vacation or holidays.
8.    Other Activities. The Executive shall diligently and faithfully perform the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness.
9.    Severance Benefits. If the Executive’s employment terminates for any reason prior to September 30, 2017, the Executive will only be entitled to the payments and benefits (including vesting of outstanding equity awards) set forth in this Section 9 and will not be entitled to any other severance or other benefits (including vesting of outstanding equity awards). For the avoidance of any doubt, in the event of a termination of the Executive’s employment with the Company for any reason, the Executive will be entitled to receive all accrued but unpaid expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(a)    Separation from Service Other than for Cause / Expiration of Employment Period. If (1) prior to September 30, 2017 (A) the Company terminates the Executive’s employment with the Company without Cause, (B) the Executive resigns for any reason, or (C) the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, or (2) the Executive remains employed hereunder through September 30, 2017 and the Employment Period comes to an end (the first to occur of (1) or (2) referred to as the “Termination Date” and for purposes of clarification, if the Executive’s employment is terminated due to an Involuntary Termination or due to the Executive’s death or Disability, the date such termination occurs will also be considered a “Termination Date”), and provided the Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) (the “Release”) and provided that the Release becomes effective no later than sixty (60) days following the Termination Date or such earlier date required by the Release (such deadline, the “Release Deadline” and such requirement that the Executive must sign and not revoke the Release by the Release Deadline, the “Release Requirement”), then, in exchange for the consideration set forth in this Agreement, including, but not limited to the Covenant Not to Compete or Solicit found in Section 12, and subject to this Section 9, the Executive shall receive the following:
(i)    continued cash compensation payments equal to one hundred fifty percent (150%) of the average annual cash compensation earned using the twelve (12) full fiscal quarters immediately preceding the Effective Date (for purposes of calculating the Base Salary amount) and the twelve (12) full fiscal quarters immediately preceding the last day of fiscal year 2017 (for purposes of calculating the Incentive Bonus amount) payable over the period of twenty-four (24) months following the Termination Date (the “Severance Payment Period”), and
(ii)    the continued provision of “Company Benefits,” including “Medical Benefits” (as defined in Section 10(c)) during the Severance Payment Period.
To remove any ambiguity in the foregoing amount, after the payments set forth in subsection (i) above are completed, the Executive shall have received a total of 0.75 times the average of the annual cash compensation payments earned during the periods described in subsection (i) each year following the Termination Date for a total of 1.5 times the Executive’s average annual compensation.
“Cash compensation” as used in this Section 9(a) shall mean Base Salary and Incentive Bonus earned in the applicable fiscal quarters, even if the amounts are paid in subsequent periods (likewise, amounts paid during the relevant fiscal quarters for compensation earned in prior fiscal quarters shall not be included in the calculation). Attached for illustrative purposes only is Appendix 1, which provides an example of how the severance in subsection (i) above would be calculated. The cash compensation shall be payable in accordance with the Company’s normal payroll policies as apply to Company executives and subject to Section 9(d) and (g). Such payments and the provision of Company Benefits shall be discontinued and the Company shall be entitled to a refund of all compensation paid upon a breach by the Executive of his obligations under Section 11 (Proprietary Information) or Section 12 (Covenant Not to Compete or Solicit) hereof.
(b)    Involuntary Termination, Death or Disability. If, prior to September 30, 2017, the Executive’s employment terminates as a result of an Involuntary Termination (other than for Cause), or terminates under the circumstances described in Section 9(e), and provided the Executive (or his estate, as applicable) satisfies the Release Requirement, then, in exchange for the consideration set forth in this Agreement, and subject to this Section 9, the Executive shall receive the following in addition to any benefits the Executive may be entitled to receive pursuant to Section 9(a) or Section 9(e):
(i)    A lump sum payment equal to the Base Salary amount the Executive would have received had his employment with the Company continued through September 30, 2017,
(ii)    a prorated portion of his annual incentive bonus amount determined by multiplying (x) the fiscal year 2017 bonus amount (if the Termination Date occurs in fiscal year 2017) or the fiscal year 2018 bonus amount (if the Termination Date occurs in fiscal year 2018) based on the achievement of the established performance goals as determined by the Committee by (y) a fraction, the numerator of which is the number of days that have passed since the commencement of the 2017 fiscal year (if the Termination Date occurs in fiscal year 2017) through the Termination Date or the number of days that have passed since the commencement of the 2018 fiscal year (if the Termination Date occurs in fiscal year 2018) through the Termination Date and the denominator of which is 365, payable at the same time as bonuses are paid to other senior executives of the Company, and
(iii)    that portion of any outstanding equity awards which were scheduled to vest had employment continued through March 31, 2019 shall automatically be accelerated and the Executive shall have the right to exercise all or any portion of such option to acquire common stock, in addition to any portion of the option exercisable prior to such termination through March 31, 2020, or if earlier, the maximum term of the stock option.

(c)    Termination for Cause. If the Employment Period ends as a result of the Company terminating the Executive’s employment for Cause, then the Executive shall not be entitled to receive severance or other benefits under this Agreement or the Prior Agreement, but will be entitled to receive benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination for similar types of terminations.
(d)    Timing of Payments.
(i)    If the Release does not become effective by the Release Deadline, the Executive shall forfeit any rights to severance or benefits under Section 9 of this Agreement. In no event shall severance payments or benefits be paid or provided pursuant to Section 9 until the Release actually becomes effective. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which the Termination Date occurs (whether or not it actually becomes effective in the following year), then any severance payments or benefits to which the Executive becomes entitled under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 9(g)(i)) shall be paid on the first payroll date to occur during the calendar year following the calendar year in which the Termination Date occurs, or, if later, (i) the date the Release actually becomes effective, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 9, or (iii) such time as required by Section 9(g).
(e)    Death/Disability. In the event the Executive’s employment with the Company terminates by reason of the Executive’s death or Disability, the Company shall be obligated as follows:
(i)    Death. During the life of the Executive and through the Employment Period the Company will continue to reimburse the Executive for the cost of a life insurance policy as it was doing immediately prior to the commencement of the Employment Period while the Executive was the Chief Executive Officer.
(ii)    Disability. During the Employment Period, the Company shall provide disability coverage that will pay to the Executive upon his termination from the Company by reason of his Disability a benefit of one million five hundred thousand dollars ($1,500,000) payable in accordance with the terms of the coverage. The coverage will be a combination of the Executive’s participation in the Company’s group disability policy with the additional amount covered pursuant to self-insured disability benefits.
(f)    Equity. The vesting of the Executive’s unvested equity awards shall be eligible to accelerate as follows:
(i)    Change of Control. In the event of a Change of Control, and subject to the Executive’s continued employment with the Company through the effective date of such Change of Control, all outstanding equity awards shall vest in full as to one hundred percent (100%) of the unvested portion of the award.
(ii)    Termination other than an Involuntary Termination. In the event of a termination of the Executive’s employment for reasons other than an Involuntary Termination and other than the circumstances described in Section 9(e), all unvested equity awards shall terminate upon the termination date.

(g)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    It is the intent of the parties that all compensation and benefits payable or provided to the Executive under this Agreement shall fully comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.
10.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)    Cause. “Cause” shall mean the Executive’s (i) conviction of a felony, act of fraud against, or the misappropriation of property belonging to the Company, (ii) willful misconduct that is demonstrably and materially injurious to the Company, or (iii) continued material violations of his obligation under the Employee Agreement (defined in Section 11) or under Sections 1, 8 or 12 of this Agreement after there has been delivered to the Executive a written demand for performance from the Company that describes such violations and the Executive is provided at least 30 days from the date of the written demand to cure any such violations.
(b)    Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or
(ii)    Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing provisions of this definition, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
(c)    Company Benefits. “Company Benefits” shall mean the Company’s Medical Benefits (defined below), its Automobile Expense Reimbursement Program, and its disability, life or other group insurance benefits to the extent the Executive is receiving such benefits immediately prior to the Termination Date, or such comparable alternative benefits or payments as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Executive under this Agreement. “Medical Benefits” shall mean the Group Medical/Dental Plan as currently in effect (as adjusted for all then current executives), or such comparable alternative benefits or payments as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Executive under this Agreement. For purposes of satisfying its obligations to the Executive with respect to Medical Benefits that may be continued through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ((“COBRA”), if the Executive elects COBRA, within 30 calendar days of the Company’s receipt from the Executive of a bill for COBRA payments the Executive has paid, the Company will reimburse the Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s termination) for the duration of the Executive’s election of COBRA coverage up to a maximum of twenty-four (24) months.
(d)    Disability. “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e)    Involuntary Termination. “Involuntary Termination” shall mean (i) without the Executive’s express written consent, the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) without the Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than 25 miles from the Executive’s then present location, without the Executive’s express written consent; (vi) any termination of the Executive’s employment by the Company that is not effected for death, Disability or for Cause; (vii) the failure of the Company to obtain the assumption of this Agreement by any successor; (viii) any material breach by the Company of any material provision of this Agreement; or (ix) any purported termination of the Executive’s employment by the Company that is not effected pursuant to a notice of termination satisfying the requirements of Section 18 below, and for purposes of this Agreement, no such purported termination shall be effective.
11.    Proprietary Information. During the Employment Period and thereafter, the Executive agrees to comply with the Employee Patent, Secrecy and Invention Agreement, which the Executive executed as of February 1, 1995 (the “Employee Agreement”), which is incorporated herein by reference.
12.    Covenant Not to Compete or Solicit.
(a)    Non-Competition. The Executive agrees that for a period of thirty-six (36) months following the Executive’s termination of employment with the Company for any reason (other than death), the Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or (to the Executive’s knowledge, after due inquiry) intends to engage in, a “restricted business” (as defined below).
Ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock owned by the Executive on the Effective Date, shall not constitute a violation of this provision.
(b)    Non-Solicitation. The Executive agrees that for a period of thirty-six (36) months following the Executive’s termination of employment for any reason (other than death), the Executive shall not (i) solicit, encourage or take any other action that is intended to induce any other employee of the Company to terminate his or her employment with the Company, or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.
The foregoing shall not prohibit any entity with which the Executive may be affiliated from hiring a former employee of the Company.
(c)    World-wide. The parties acknowledge that the market for the Company’s products is world-wide, and that, in this market, products from any nation compete with products from all other countries. Accordingly, the parties agree that the provisions of this Section 12 shall apply to each of the states and counties of the United States, including each county in California, and to each country world-wide.

(d)    Severability. The parties intend that the covenants contained in the preceding sub-sections shall be construed as a series of separate covenants, one for each county of California, each state of the Union, and each country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained in the preceding sub-sections. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said sub-sections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.
(e)    Restricted Business. For purposes of this Agreement, “restricted business” shall mean any business that is engaged in or (to the Executive’s knowledge, after due inquiry) preparing to engage in the design, manufacture, marketing, sale or distribution of communications headsets, communications handsets, or related products, assemblies, subassemblies, components, and the repair or refurbishment of same.
13.    Indemnification. In accordance with the Company’s current indemnification policies, the Company shall indemnify the Executive if the Executive is or becomes a party or is threatened to be made a party to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of the Executive while an officer or director, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Executive in connection with such action, suit or proceeding if the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful.
14.    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in Section 9(a) of this Agreement, subject to the terms and conditions therein.
15.    Arbitration.
(a)    Agreement. The Company and the Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration, unless otherwise required by law, to be held in Santa Clara County, California, and administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator shall have the power to award any remedies available under applicable law, and the Arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
(b)    Governing Law. The arbitrators shall apply California law to the merits of dispute or claim, without reference to rules of conflicts of law. The Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
(c)    Costs and Fees of Arbitration. The Executive shall pay the initial arbitration filing (but only so much of the filing fees as the Executive would have instead paid had he filed a complaint in a court of law), and the Company shall pay the remaining costs and expenses of such arbitration (unless the Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). The Company and the Executive shall each pay separately its counsel fees and expenses unless otherwise required by law.
(d)    Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.
(e)    Executive’s Representation. THE EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.
16.    Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
17.    Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributors, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity, except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries or to any successor by merger, provided that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
18.    Notices.
(a)    General. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:    at the last residential address known by the Company.
If to the Company:    Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attn: General Counselor to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this Section. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.
(b)    Notice of Termination. Any termination by the Company for Disability or Cause, or by the Executive as a result of a voluntary resignation or an Involuntary Termination, shall be communicated by a notice of termination to the other party hereto given in accordance with Section 18(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.
19.    Integration. This Agreement, the Employee Agreement, the Executive’s Indemnification Agreement also dated March 27, 1997, and the respective agreements governing the Executive’s Company stock options and other equity awards represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. Except as set forth in the preceding sentence, all prior offer letters and/or agreements between the Company and the Executive are superseded. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
20.    Waiver. Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.
21.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
22.    Headings. The headings of the Sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
23.    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive law, and not the choice of law rules, of the State of California.
24.    Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement. Electronic signature by either party of this agreement shall be permitted and treated like handwritten signature for all purposes.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
PLANTRONICS, INC.
By:
Greggory Hammann
Title: Chair Compensation Committee
EXECUTIVE:

S. Kenneth Kannappan
EXHIBIT A

PLANTRONICS, INC.
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of July 31, 2016, by and between Plantronics, Inc. (the “Company”), and S. Kenneth Kannappan (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). This Agreement will become effective on October 1, 2017 (the “Effective Date”), but only if Executive has continued employment with the Company through September 30, 2017 pursuant to the Employment Agreement by and between the Company and Consultant effective October 2, 2016 (the “Employment Agreement”).
The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.    Services and Compensation
Consultant will perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.
2.    Confidentiality
A.    Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information will not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information will not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
B.    Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant will provide prior written notice to Company to allow the Company to seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant will not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B will continue after the termination of this Agreement.
C.    Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D.    Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3.    Ownership
A.    Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.
B.    Pre-Existing Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.
C.    Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
D.    Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant will deliver (or cause to be delivered) the same.
E.    Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.E will continue after the termination of this Agreement.

F.    Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney will be deemed coupled with an interest, and will be irrevocable.
4.    Conflicting Obligations
Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.
5.    Return of Company Materials
Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 3.D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.
6.    Reports
Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.
7.    Term and Termination
A.    Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of (i) March 31, 2019, or (ii) termination as provided in Section 7.B.
B.    Termination.
(1)    Either Party may terminate this Agreement upon giving the other fifteen (15) days prior written notice of such termination pursuant to Section 12.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.
C.    Effect of Termination.

(1)    If this Agreement is voluntarily terminated by Consultant pursuant to Section 7.B(1), or if it is terminated by the Company for Cause, no further payments will be made under this Agreement, and the vesting of all of Consultant’s outstanding equity awards will immediately cease.
(2)    If the Company terminates this Agreement for reasons other than for Cause, and provided Consultant signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”), then, in exchange for the consideration set forth in this Agreement:
a)    Consultant will receive a one-time, lump-sum payment in the amount of the aggregate remaining payments that would have been made under this Agreement if Consultant had continued to provide Services hereunder through the eighteen (18) month anniversary of the Effective Date, such payment to be made on the Release Deadline;
b)    The vesting of all of Consultant’s outstanding equity awards will immediately accelerate as to the number of shares that would have vested if Consultant had continued to provide Services hereunder through the eighteen (18) month anniversary of the Effective Date; and
c)    All of Consultant’s outstanding options will remain exercisable through March 31, 2020, or if earlier, the maximum term of the stock option.
(3)    For purposes of this Agreement, “Cause” will mean the Consultant’s (i) conviction of a felony, act of fraud against, or the misappropriation of property belonging to the Company, (ii) willful misconduct that is demonstrably and materially injurious to the Company, or (iii) material violations of his obligation under the Invention Agreement or under Section 12 of the Employment Agreement after there has been delivered to Consultant a written demand for performance from the Company that describes such violations and Consultant is provided at least 30 days from the date of the written demand to cure any such violations.
D.    Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other will cease except:
(1)    The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; and
(2)    Article 2 (Confidentiality), Article 3 (Ownership), Article 4 (Conflicting Obligations), Article 5 (Return of Company Materials), Article 7 (Term and Termination), Article 8 (Independent Contractor; Benefits), Article 9 (Indemnification), Article 10 (Restrictive Covenants), and Article 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.
8.    Independent Contractor; Benefits
A.    Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and will incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
B.    Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
9.    Indemnification
Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Invention Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.
10.    Restrictive Covenants
Consultant agrees to abide by the restrictive covenants set forth in the Employee Patent, Secrecy and Invention Agreement, which the Consultant executed as of February 1, 1995 (the “Invention Agreement”).
11.    Limitation of Liability
IN NO EVENT WILL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.
12.    Miscellaneous
A.    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.
B.    Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
C.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, except that Consultant will continue to abide by the terms, obligations and conditions set forth in the Invention Agreement. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless otherwise expressly agreed by the Parties in such exhibit or schedule.
D.    Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.
E.    Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
F.    Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
G.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party will be in writing and will be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery will be deemed effective three (3) business days after mailing in accordance with this Section 12.G.
(1)    If to the Company, to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attn: General Counsel
(2)    If to Consultant, to:
at the last residential address known by the Company.

H.    Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.
I.    Signatures. This Agreement may be signed in two counterparts, each of which will be deemed an original, with the same force and effectiveness as though executed in a single document. Electronic signature by either party of this agreement shall be permitted and treated like handwritten signature for all purposes.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.
CONSULTANT        PLANTRONICS, INC.
By:            By:
Name: S. Kenneth Kannappan        Name:
Title:

EXHIBIT A
SERVICES AND COMPENSATION
1.    Contact. Consultant’s principal Company contact:
Name: Joseph B. Burton or his successor
Title: Chief Executive Officer
2.    Services. Consultant will assist in the transition of his duties as may be reasonably and incidentally requested by the Chief Executive Officer of the Company.
3.    Compensation.
(a)    Consultant will continue vesting in his outstanding equity awards in accordance with their respective terms and conditions.
(b)    Commencing on the Effective Date, the Company will pay Consultant $1,000 per month as compensation for performing the Services.
(c)    In order to help prevent adverse tax consequences to Consultant under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in no event will any payment under

Section 3(b) of this Appendix be made later than March 15th of the calendar year following the calendar year in which such payment was earned, or, if later, the 15th day of the third month following the end of the Company’s fiscal year in which the payment was earned.
(d)    All payments and benefits provided for under this Consulting Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Consulting Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(e)    The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement.

CONSULTANT                    PLANTRONICS, INC.
By:            By:
Name: S. Kenneth Kannappan        Name:
APPENDIX 1
SAMPLE SEVERANCE CALCULATION
The following is an illustrative example of the calculation of the cash severance payment pursuant to Section 9(a) of the Agreement.

The numbers below are used solely for the purposes of example and the actual cash severance payment (if any) paid pursuant to Section 9(a) of the Agreement may be higher or lower than what is shown. Any cash severance payment will be calculated in accordance with the terms of the Agreement and at the time it becomes due and owing.

Assumptions:

Executive is terminated without Cause on October 2, 2016 and will receive a severance payment pursuant to the terms of Section 9(a) of the Agreement.

Executive’s base salary amount for the twelve (12) full fiscal quarters immediately preceding April 2, 2016 (the most recently completed fiscal quarter prior to entering into the Agreement) is as follows:

·	October 1, 2013 - October 1, 2014: $705,769

·	October 1, 2014 - October 1, 2015: $725,000

·	October 1, 2015 - October 1, 2016: $725,000

Average: $718,590

Executive’s bonus amount for the twelve (12) full fiscal quarters immediately preceding October 2, 2016 is as follows:

·	Fiscal Year 2014: $759,021

·	Fiscal Year 2015: $892,881

·	Fiscal Year 2016: $207,350

Average: $619,750

Sum of average base salary and bonus: $1,338,340
Sum of average base salary and bonus multiplied by 1.5: $2,007,510

Total amount to be paid over the Severance Payment Period: $2,007,510